CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-134307 on Form N-6 of (1) our report dated Apri1 9, 2008 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2007, and (2) our report dated March 12, 2008 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2007. We also consent to the reference to us under the heading "Custodian and independent registered public accounting firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 22, 2008